Exhibit 99.1

From: Jai P. Nagarkatti, Chairman, President and CEO	For questions contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

SIGMA-ALDRICH (NASDAQ: SIAL) SHAREHOLDERS ELECT DIRECTORS AND

RATIFY AUDITOR; DIRECTORS DECLARE QUARTERLY DIVIDEND

St. Louis, MO, May 5, 2009 - At the annual shareholders meeting held today in St. Louis, the following directors were re-elected: Rebecca M. Bergman, David R. Harvey, W. Lee McCollum, Jai P. Nagarkatti, Avi M. Nash, Steven M. Paul, J. Pedro Reinhard, Timothy R. G. Sear, D. Dean Spatz and Barrett A. Toan. Shareholders also ratified the appointment of KPMG LLP as the Company’s independent registered public accountant for 2009.

At the Board of Directors meeting held today, the Directors declared a quarterly cash dividend of $.145 per share. The dividend is payable on June 15, 2009 to shareholders of record on June 1, 2009.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 38 countries and has 7,800 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.